Exhibit 23.1

1927 Hillgreen Drive Katy, TX 77494 Tel: 713-882-9598 www.mireandassociates.com

April 16, 2013

ATTN: Mr. Michael Carey

SUBJECT:  UNITED AMERICAN PETROLEUM CORPORATION
                     INDEPENDENT CONSULTANT CONSENT

Mire & Associates, Inc. hereby consents to the use of its name and information from its report dated March 26, 2013, generating estimated reserves and future net revenues for United American Petroleum Corporation for the year ended December 31, 2012.   This information may be used and a copy of the report may be included in United American Petroleum Corporation’s Form 10-K Annual Report for the year ended December 31, 2012.

Sincerely,

/s/ Kutt Mire
Kurt Mire
Petroleum Consultant